Exhibit 10.14 - Transmitter and Tower site lease. - KPTO

RADIO TOWER LEASE AGREEMENT

THIS RADIO TOWER LEASE AGREEMENT ("Lease") is entered into by and between Veda J. Rupp, an individual, whose address is P.O. Box 5307, Chubbuck, Idaho 83202, and the Harold L. Rupp, Sr. Trust, H. Lavelle Rupp, Jr., Co-Trustee, and Christine R. Petersen, Co-Trustee, whose address is P.O. Box 5307, Chubbuck, Idaho 83202 (hereinafter collectively referred to as "Lessor"), and AM Radio 1440, Inc., a Utah corporation in good standing and owner of FCC Construction Permit BAP-20040831ACK, Facility Number 129638 for Radio Station KPTO (AM), 1440kHz with corporate offices located at 210 North 1000 East, St. George, Utah 84770 ("Lessee").  Lessor and Lessee also may hereinafter be referred to individually as a "Party" and jointly as the "Parties," as appropriate.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee do hereby covenant and agree as follows:

1.

PREMISES.  Lessor does hereby lease to Lessee space for placement of two (2) 190-feet metal guyed AM radio towers and a transmitter building for use by the Lessee, all of which shall be located on a designated portion of the real property as shown in the attached site plan labeled as Exhibit "A" (such designated area hereinafter being called the ''Premises'').

2.

ACCESS.  Lessor grants to Lessee an exclusive right of access to and from the Premises along the entirety of the existing property lines.  Lessee shall be responsible, at its sole cost, for the construction and/or maintenance of an access road if any is required other than such road or roads as are presently used to access the Premises.

3.

FENCING and LIGHTING.  Lessee shall install a security fence with razor wire around the base of each AM radio tower and a barbed-wire fence around the perimeter of the Premises to guard against unauthorized access to the Premises.  Lessee will comply with all such tower lighting requirements as may be imposed by applicable state agencies and/or federal agencies (FAA and/or FCC).

4.

TERM.  This Lease shall be for an initial term of thirty (30) years beginning on December 1, 2004, and ending on November 30, 2034.

5.

RENT.  The total rent payable during the term shall be Five Thousand Dollars ($5,000.00) per year.  Payments shall be made in twelve (12) equal monthly installments of Four Hundred Sixteen Dollars and Sixty-Six Cents  ($416.66) per month due on the first day of each month during the term (or, at Lessee’s option, the entire annual rent for any given year during the term may be paid on December 1 of such year).  In the event that monthly rent is not paid within five (5) days after due date, Lessee agrees to pay a late fee of Twenty-Five Dollars ($25.00).

6.

RENEWAL OPTION.  The Lessee shall have the right to renew this Lease for an additional thirty (30) year period upon the same terms and conditions contained herein provided that written notice stating an election to renew this Lease for the additional term is given in writing at least eleven (11) months prior to the expiration of the initial term.

7.

USE.  The Premises are to be used for the sole purpose of constructing and maintaining two (2) 190-feet metal-guyed AM radio towers and a transmitter building.  All structures, equipment and materials placed upon the said Premises by the Lessee shall remain the exclusive property of Lessee, and shall be removed by the Lessee prior to expiration of the term hereof or any extension hereof.  If, pursuant to Paragraph 12 below, this Lease properly is terminated by Lessor prior to expiration of the initial term or any additional term hereof due to a material default by Lessee hereunder that is not cured by Lessee within thirty (30) days following Lessee’s receipt from Lessor of written notice of the default, then, following the expiration of the aforementioned thirty (30) day cure period and upon Lessee’s subsequent receipt from Lessor of not less than one-hundred twenty (120) days written notice of termination, Lessee shall remove from the Premises prior to the termination date all of Lessee’s structures, equipment and materials.  If Lessee does not timely remove any improvement or other material placed on the Premises by Lessee, Lessor shall have the right to remove such items and recover the reasonable cost thereof from Lessee.

8.

CONSTRUCTION.  All construction shall be performed by Lessee or Lessee's agents.  All construction shall be at Lessee's sole cost and expense.  All construction must be performed in strict conformity with all applicable federal, state, and local laws, rules, and regulations.

9.

INSURANCE.  Lessee shall maintain, at Lessee's sole cost and expense, liability insurance for any and all damages resulting in personal injury or property damage in connection with the erection, servicing, maintenance, removal, or replacement of the 190-feet metal guyed AM radio towers and transmitter building, equipment and other property placed on the Premises by Lessee and all other occurrences arising out of Lessee's use of the Premises.  Such insurance shall name Lessor as an additional insured/loss payee and shall be in an amount not less than $2,000,000.00 and shall contain a provision that the policy shall not be terminated, amended or altered except upon 30 days prior written notice to Lessor.  Lessee shall provide proof of such insurance no less frequently than annually.

10.

INDEMNITY AND LIABILITY.  Lessee shall indemnify and save harmless Lessor from and against any and all claims, liability, penalties, damages, expenses and judgments for injuries or accidents to persons or property of any nature and howsoever caused, occurring on or about the Premises and sidewalks and driveways adjacent thereto, during the leased term and any other period of occupancy, including all costs, expenses and attorney fees incurred by Lessor in defense of any such claims whether the same be or be not covered adequately by insurance.  Lessee agrees to pay for all damages done to the Premises by Lessee or any other person or entities other than those persons or entities permitted on the Premises by Lessor.  To the fullest extent permitted by law, the Lessee shall indemnify and hold harmless the Lessor, their agents and employees from and against all claims, damages, losses and expenses, including but not limited to attorney’s fees, arising out of or resulting from the subject of this Lease, including any claim, damage, loss or expense attributable to bodily injury, sickness, disease or death, or to injury or destruction of tangible property, including the loss of use resulting therefrom, which is caused in whole or in part by any act or omission on the part of Lessee or anyone directly or indirectly employed by it or anyone for whose acts it may be liable regardless of whether it is caused in part by Lessor or any party indemnified hereunder.  Such obligation shall not be construed to negate, abridge, or otherwise reduce any right or obligation of indemnity, which would otherwise exist as a result of the insurance requirements set forth in this Lease.  Such indemnification shall include but not be limited to reimbursing Lessor for all damages, costs, fees (including attorneys' fees), expenses and claims made against Lessor arising out of Lessee's use of the Premises. The Lessee's obligation to indemnify Lessor and hold Lessor harmless with respect to events arising during the term of this Lease shall survive the termination of this Lease.

11.

SUBLEASING.  Lessee shall have the right to sublease the Premises under the terms and conditions contained herein subject to Lessor's prior written consent, such consent not to be unreasonably withheld. Lessee shall remain fully liable for all obligations under this Lease, and any subleasing shall have no effect on Lessee's obligations hereunder.

12.

TERMINATION.  Lessee shall have the right to cancel this Lease upon sixty (60) days prior written notice to Lessor if any of the following occur:  (a) Any of Lessee's structures on the Premises has become entirely or substantially obscured or destroyed through no fault of Lessee and Lessee chooses not to repair said structure, Lessee to make such determination within sixty (60) days after the event causing the destruction or obscuration; failure to make such determination shall be deemed a waiver by Lessee of such right to cancel; (b) The Premises are or become unsafe for maintenance or operation of any of Lessee's structures, through no fault, act or omission of Lessee; or (c) Lessee is prevented by any present or future law, regulation or ordinance from constructing or maintaining or operating any of the structures on the Premises.  In the event of a material default by Lessee hereunder that is not cured by Lessee within thirty (30) days following Lessee’s receipt from Lessor of written notice of the default, Lessor shall have the right following the expiration of the aforementioned thirty (30) day cure period to terminate this Lease (and any further renewal options under Paragraph 6 above) by giving to Lessee not less than one-hundred twenty (120) days written notice of termination, and, in such event, Lessee shall remove from the Premises prior to the termination date all of Lessee’s structures, equipment and materials.

13.

CONDITIONS PRECEDENT TO LEASE'S EFFECTIVENESS.  This Lease shall become effective and rental due hereunder only upon Lessee's receipt of all necessary permits and licenses for the erection of two (2) 190-feet metal guyed AM radio towers and a transmitter building.  Lessor agrees to cooperate with Lessee in the application for any special use permit or license required by Bannock County for such use.  However, if such permits or licenses are not obtained and the aforementioned two (2) radio towers and transmitter building are not erected within one hundred twenty (120) days following the commencement of this Lease, Lessor shall have the unconditional right to terminate this Lease upon notice to Lessee.

14.

LESSOR'S COVENANTS.  Lessor covenants to Lessee that:  (a) Lessor has the authority to make this Lease; (b) Lessor will not permit any other transmitting towers to be erected on the Premises; and (c) Lessor will not permit any shrubs, trees, vines, buildings, or other structures to be planted or erected on the Premises which would obstruct or materially impair the capability of Lessee's structure(s).

15.

LESSEE'S COVENANTS.  Lessee covenants to Lessor that Lessee will:  (a) Promptly pay rental as due pursuant to this Lease and abide by all of its terms and conditions; (b) Keep all structures and related property placed on the Premises by Lessee in good repair; (c) Use reasonableness in its cutting and trimming of trees, bushes, brush or other vegetation upon the Premises; (d) Use its best efforts to promptly attempt to procure all permits and licenses necessary for construction and maintenance of the AM radio towers and transmitter building, all at Lessee's sole cost and expense; (e) Comply with all laws, regulations, ordinances and rules including but not limited to any and all environmental laws, rules and regulations, applicable to the construction, erection, maintenance, replacement and removal of AM radio towers and transmitter building used or placed on the Premises.

16.

GOVERNING LAW.  This Lease shall be governed by and construed in accordance with the laws of the State of Idaho.

17.

ATTORNEYS FEES.  Should a lawsuit, action or proceeding be instituted seeking the enforcement or interpretation of any of the terms of this Lease, or any matter arising out of or related to this Lease, the prevailing Party or Parties shall be entitled to, in addition to any damages awarded, its attorneys fees and all costs incurred reasonably incurred in connection with the lawsuit, action or proceeding.

18.

RECORDATION OF THIS LEASE.  Lessee may record the Lease in any public office or repository.  Should the Lease be recorded by Lessee, however, the rental amount and other financial terms of the Lease shall be redacted prior to recordation.

19.

SEVERABILITY OF PROVISIONS.  If any provision contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

20.

COMPLETE AGREEMENT.  This Lease constitutes the complete, final and exclusive agreement of the Parties hereto and supersedes any prior understandings or written or oral agreements between the Parties in connection with this subject matter. The Lease and the terms and conditions herein may not be modified except by writing and signed by all Parties hereto. This Lease shall be binding on the respective successors and to the extent assignable on the assigns or nominees of the Parties hereto

21.

NOTICES.  Any notice required or permitted to be delivered hereunder shall be deemed received when sent by United States mail, postage prepaid, certified mail, return receipt requested, addressed to Lessor or Lessee, as the case may be, at the addresses set forth at the beginning of this Lease or, in the alternative, via hand delivery or any recognized overnight delivery service.

22.

ASSIGNMENT.  Lessor may freely assign, hypothecate, transfer and convey any or all of its rights, privileges, duties and obligations hereunder.  Lessee shall not assign any of its rights, privileges, duties or obligations hereunder without express written permission of Lessor, such consent not to be unreasonably withheld.  However, the Lessee may sublease the Premises provided it is in strict conformity with Paragraph 11 above.

23.

MISCELLANEOUS.  This Lease may be executed in counterparts with each copy having the full force and effect as if one agreement were executed.  This Lease may be executed via facsimile with the same force and effect as if one agreement were executed concurrently by all Parties in person.

LESSEE:

AM Radio 1440, Inc., a Utah corporation

/s/ E. Morgan Skinner, Jr.

By:

E. Morgan Skinner, Jr.

Its:

President

Dated:  11-29-2004

LESSOR:

Veda J. Rupp, An Individual

/s/ Veda J. Rupp

Veda J. Rupp

Dated:  11-25-2004

Harold L. Rupp Trust

/s/ H. Lavelle Rupp, Jr.

By:

H. Lavelle Rupp, Jr.

Its:

Co-Trustee

Dated:  11-26-2004

Harold L. Rupp Trust

/s/ Christine R. Petersen

By:

Christine R. Petersen

Its:

Co-Trustee

Dated:  11-25-2004

EXHIBIT "A"

SITE PLAN

[To be attached.]